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For Additional Information:         Investor Inquires:                  Performance Strategies:
Lifestream Technologies, Inc.       Ron Stabiner                        Richard Brown & Chuck Jordan
Christopher Maus                    The Wall Street Group, Inc.         303/948-3601
208/457-9409 x 1210                 212/888-4848
http://www.lifestreamtech.com       wallstreetgroup@msn.com
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                       Lifestream Approves the Acquisition
                    of Secured Interactive Technologies, Inc.
                  Combines Internet based Medical Records with
                          Personal Medical "SmartCard"

Post Falls, Idaho, July 14, 1999 Lifestream Technologies, Inc. (OTCBB:LFST), a developer of "Smart Card"-enabled point-of-care cholesterol diagnostic instruments which interface through the Internet with comprehensive Medical Records and Information Solutions, today announced that it's board, the board of directors of Secured Interactive Technologies, Inc. (SITI), and the SITI stockholders have approved Lifestream's acquisition of SITI. SITI is the developer of the Privalink(TM) System, a suite of secure Internet medical software and information services for healthcare data management of Personal Medical Records. Lifestream previously acquired 20% of SITI and has worked closely with SITI for the integration of the Company's cholesterol monitor with SITI's Medical Internet Solution, the "Privalink(TM)" System.

Privalink(TM) is an Internet-based medical information system that takes a unique approach for protecting medical information while connecting physicians, pharmacists and consumers by storing a single personal medical record onto an encryption based "Smart Card" technology. The record is passed from the "Smart Card" to Privalink via an encrypted Internet link. Privalink(TM) meets the legislative goals for medical record privacy as defined by several Senate bills presently under consideration by Congress. One such bill is sponsored by Senator Robert Bennett (R-UT), a bill to ensure confidentiality with respect to medical records and health care-related information, and for other purposes. This high level privacy is accomplished through the creation of an encrypted personal medical record file that contains only "unidentifiable data". The file is owned and controlled by the individual who controls the "access key," his or her own "Personal Health SmartCard."

"This combined Internet solution is based on the consumer's demand for both control and privacy of their own medical information," said Christopher Maus, Lifestream's President and CEO. "By the marketing of this unique personal medical communication solution directly to the consumers through the Lifestream Cholesterol Monitor, Lifestream hopes to make significant inroads into one of the largest market segments on the Internet, personal medical information. This acquisition gives Lifestream the exclusive rights to this "Privalink(TM)" technology. Presently Internet medical information solutions are being pursued by companies such as Healtheon Corporation, and DrKoop.Com, Inc.

Jay Edington, Chief Executive Officer of SITI stated that, "The Lifestream Cholesterol Monitor is the perfect platform by which to quickly move the Privalink(TM) system into the marketplace. This merger creates an exclusive arrangement for the use of our hardware/software solution that guarantees the privacy of personal medical records allowing access via the patient personal medical "Smart Card" over the Internet using Microsoft's Internet Explorer. By the end of 1999 the "Smart Card" industry projects there will be approximately 200 million medical "Smart Cards" in use in Europe. Together, our firms plan to take advantage of this trend as it develops in the U.S. market, through the proliferation of the "Smart Card" enabled Lifestream Monitors and the Privalink(TM) System."


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"Lifestream Technologies pursued this business relationship to further our goal of revolutionizing the way healthcare professionals and patients communicate important medical information," said Christopher Maus. "With acquisition of this Internet technology, we will increase the power of Lifestream's business model and enhance value to our customers using the Cholesterol Monitor. Through the acquisition of this Internet technology we plan to accelerate the medical community's efforts to establish a secure, easy-to-use platform from which healthcare professionals can monitor patients, make treatment recommendations and oversee a prescribed course of therapy."

Lifestream will consolidate the SITI and the Lifestream Executive offices into the Company's manufacturing facility in Post Falls, Idaho. Robert Boyle of SITI will join the Lifestream Board of Directors and will assume the position of Secretary/Treasurer of the Company. Also, Brett Sweezy, the Chief Financial Officer of SITI has been appointed Lifestream's Acting Chief Financial Officer.

About Lifestream Technologies, Inc.
Lifestream Technologies, with the acquisition of SITI's and their "Privalink(TM)" System, is an Internet based healthcare company that uniquely links Internet information services to medical diagnostic products through encryption based "Smart Cards." Lifestream's first product is the Lifestream Cholesterol Monitor(TM) (instrument), a hand-held instrument that in approximately three minutes identifies total cholesterol from just one drop of blood. The Lifestream Cholesterol Monitor enables healthcare professionals to easily and inexpensively test and monitor patients' cholesterol as well as monitor their progress on a cholesterol-lowering regimen. The Privalink(TM) system is a subscription-based, closed encrypted Internet web site, allowing healthcare professionals within a few minutes to seamlessly transmit test results and personal health data from the Lifestream Cholesterol Monitor, access peer reviewed scientific literature, publish a personal recommendation booklet and to maintain a single source medical record. The Company received Food and Drug Administration (FDA) 510(k) clearance in October of 1998 and the CDC CLIA waiver in March of 1999. The Company recently filed a 510(k) pre-market notification for the Privalink(TM) system with the FDA and hopes to receive FDA clearance in approximately 90 days.
                                    * * * * *
Communications to the financial community by Lifestream Technologies, Inc. are not intended nor should they be construed as labeling for the Company's products. Any learned intermediary or healthcare professional who reads Company communications to the financial community should not rely on these communications for decisions to purchase, indications for use or instructions to use the Company's products. This news release may contain information deemed to be forward-looking statements under the law involving undefined risks and uncertainties. The Company's actual results could differ materially from this news release. Additional information about risks of the Company achieving the results suggested by any forward-looking statements may be found under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's most recent 10-K.

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